Exhibit 10.8

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of May 3, 2004, by and between FIRST CONSULTING GROUP, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 1, 2003, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.                                       Section 1.1. (a) is hereby amended by deleting “May 3, 2004” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “May 2, 2005,” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of May 3, 2004 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2.                                       Section 4.9 (a), (b), and (c) are hereby deleted in their entirety, and the following substituted therefor:

(a)                                 Tangible Net Worth not at any time less than $65,000,000.00, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets.

(b)                                Total Liabilities divided by Tangible Net Worth not at any time greater than 1.00 to 1.00, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with “Tangible Net Worth” as defined above.

(c)                                 Quick Ratio not at any time less than 1.75 to 1.0, with “ Quick Ratio” defined as the aggregate of: unrestricted cash, unrestricted marketable securities, accounts receivables and non-billed accounts receivables (recorded in financial statements) convertible into cash divided by total current liabilities.”

1

3.                                       The following is hereby added to the Credit Agreement as Section 4.9 (e):

(e)                                  Unencumbered liquid assets (defined as cash and readily marketable securities acceptable to Bank) with an aggregate not at any time less than Seven Million Dollars ($7,000,000.00).”

4.                                       Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

5.                                       Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

FIRST CONSULTING GROUP, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Walter J. McBride	By:	/s/ Elizabeth Fuchs
	Walter J. McBride		Elizabeth Fuchs
	Executive Vice President/CFO		Vice President

2

WELLS FARGO	REVOLVING LINE OF CREDIT NOTE

$7,000,000.00	Long Beach, California
May 3, 2004

FOR VALUE RECEIVED, the undersigned First Consulting Group, Inc. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at South Bay RCBO, 111 West Ocean Blvd., Suite #300, Long Beach, CA 90802, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $7,000,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

1.                                INTEREST:

1.1                          Interest.  The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a rate per annum equal to the Prime Rate in effect from time to time. The “Prime Rate” is a base rate that Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank.

1.2                          Payment of Interest.  Interest accrued on this Note shall be payable on the 1st day of each month, commencing June 1, 2004.

1.3                          Default Interest.   From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

2.                              BORROWING AND REPAYMENT:

2.1                        Borrowing and Repayment.  Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Credit Agreement between Borrower and Bank defined below; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above.  The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder.  The outstanding principal balance of this Note shall be due and payable in full on May 2, 2005.

2.2                        Advances.  Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (a) Luther J. Nussbaum, Walter J. McBride or Philip H. Ockelmann, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any deposit account of any Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

2.3                        Application of Payments.  Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

1

3.                                 EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 1, 2003, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

4.                                 MISCELLANEOUS:

4.1                        Remedies.  Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person)  relating to any Borrower or any other person or entity.

4.2                        Obligations Joint and Several.  Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

4.3                        Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

First Consulting Group, Inc.

By:	/s/ Walter J. McBride
Walter J. McBride, Executive Vice President/CFO

2

WELLS FARGO	CERTIFICATE OF INCUMBENCY

TO:  WELLS FARGO BANK, NATIONAL ASSOCIATION

The undersigned, Michael A. Zuercher, Secretary of First Consulting Group, Inc., a corporation created and existing under the laws of the state of Delaware, hereby certifies to Wells Fargo Bank, National Association (“Bank”) that (a) the following named persons are duly elected officers of this corporation and presently hold the titles specified below, (b) said officers are authorized to act on behalf of this Corporation in transactions with Bank, and (c) the signature opposite each officer’s name is his or her true signature:

TITLE	NAME	SIGNATURE

Chief Executive Officer/Chairman	Luther J. Nussbaum	/s/ Luther J. Nussbaum

Executive Vice President/CFO	Walter J. McBride	/s/ Walter J. McBride

The undersigned further certifies that if any of the above-named officers change, or if, at any time, any of said officers are no longer authorized to act on behalf of this corporation in transactions with Bank, this corporation shall immediately provide to Bank a new Certificate of Incumbency. Bank is hereby authorized to rely on this Certificate of Incumbency until a new Certificate of Incumbency certified by the Secretary of this corporation is received by Bank.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the corporate seal of said corporation as of May 1, 2004.

/s/ Michael A. Zuercher
Michael A. Zuercher, Secretary
(SEAL)

1